EXHIBIT 4.1

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE is effective ·as of the 30th day of April, 2013, by and among TELKONET, INC. (the "Company") and DYNAMIC RATINGS, INC. ("Holder").

RECITALS

A.	The Company executed a certain promissory note in the principal amount of $700,000.00, payable to Holder, dated March 4, 2011 (the "Promissory Note"), in connection with Holder's acquisition of substantially all of the Company's assets under a certain Asset Purchase Agreement dated March 4, 2011 (the "APA").

B.	The Company desires to, and Holder agrees to, amend the terms of the Promissory Note subject to the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	The last sentence of Section 1 of the Promissory Note is hereby deleted and replaced with the following: "Unless sooner paid, the outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be payable in full on January 1, 2016 (the "Maturity Date")."

2.	Section 2 of the Promissory Note is hereby amended by adding the following at the end of such Section:

Notwithstanding the foregoing, any payment due hereunder that is prohibited by the Senior Lender (as defined below) pursuant to the terms of the Subordination Agreement (as defined below) shall not bear interest at the foregoing default rate until the expiration of any standstill period provided for in the Subordination Agreement. For purposes of this Note, "Senior Lender" shall mean Bridge Bank and "Subordination Agreement" shall mean that certain Subordination Agreement to be entered into between the Holder and the Senior Lender on or about the date hereof. Nothing contained herein is intended or shall be construed to; in any way, impact or limit Holder's right to declare the entire balance of principal and accrued interest to be payable immediately as provided for in the Promissory Note.

3.	Section 3 of the Promissory Note is hereby amended by amending subsection (b) as follows:

(b)	Payment due on April 30, 2013, calculated in an amount equal to the Sales Incentive described in Section 2.4 of the Purchase Agreement, and the Consulting Compensation described in Section 2.5 of the Purchase Agreement, from April 1, 2012 through March 31, 2013, Holder shall apply the Sales Incentive and the Consulting Compensation amounts to the payment due on April 30, 2013.

In addition, Section 3 of the Promissory Note is further amended to add subsection (c) which shall read as follows:

(c)	Monthly payments in the amount of $20,000.00 commencing on May 1, 2,913 and continuing on the 1st day of each month thereafter in accordance with the amortization schedule attached hereto as Schedule 1.

4.	The Promissory Note is amended by adding Schedule I thereto in the form Schedule I attached to this Amendment.

5.	Except as modified by this Amendment, all of the other terms of the Promissory Note shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Promissory Note effective as of the day and year first set forth above.

HOLDER:
DYNAMIC RATINGS, INC.	TELKONET, INC.

By: /s/ Tony Pink	By: /s/ Jason L. Tienor
Name: Tony Pink	Name: Jason L. Tienor
Its: GM/COO	Its: Chief Executive Officer

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Schedule 1

Amortization Schedule

Loan Amortization Schedule

Compound Period: Monthly

Nominal Annual Rate: 6.000%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	04/01/2013	642,690.7	1
				1
2	Payment	05/01/2013	20,000.00	32	Monthly	12/01/2015
3	Payment	01/01/2016	62,040.08	1

AMORTIZATION SCHEDULE- Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	04/01/2013				642,690.71
1	05/01/2013	20,000.00	3,213.45	16,786.55	625,904.16
2	06/01/2013	20,000.00	3,129.52	16,870.48	609,033.68
3	07/01/2013	20,000.00	3,045.17	16,954.83	592,078.85
4	08/01/2013	20,000.00	2,960.39	17,039.61	575,039.24
5	09/01/2013	20,000.00	2,875.20	17,124.80	557,914.44
6	10/01/2013	20,000.00	2,789.57	17,210.43	540,704.01
7	11/01/2013	20,000.00	2,703.52	17,296.48	523,407.53
8	12/01/2013	20,000.00	2,617.04	17,382.96	506,024.57
2013 Totals		160,000.00	23,333.86	136,666.14
9	01/01/2014	20,000.00	2,530.12	17,469.88	488,554.69
10	02/01/2014	20,000.00	2,442.77	17,557.23	470,997.46
11	03/01/2014	20,000.00	2,354.99	17,645.01	453,352.45
12	04/01/2014	20,000.00	2,266.76	17,733.24	435,619.21
13	05/01/2014	20,000.00	2,178.10	17,821.90	417,797.31
14	06/01/2014	20,000.00	2,088.99	17,911.01	399,886.30
15	07/01/2014	20,000.00	1,999.43	1.8,000.57	381,885.73
16	08/01/2014	20,000.00	1,909.43	18,090.57	363,795.16
17	09/01/2014	20,000.00	1,818.98	18,181.02	345,614.14
18	10/01/2014	20,000.00	1,728.07	18,271.93	327,342.21
19	11/01/2014	20,000.00	1,636.71	18,363.29	308,978.92
20	12/01/2014	20,000.00	1,544.89	18,455.11	290,523.81

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	Date	Payment	Interest	Principal	Balance
2014 Totals		240,000.00	24,499.24	215,500.76
21	01/01/2015	20,000.00	1,452.62	18,547.38	271,976.43
22	02/01/2015	20,000.00	1,359.88	18,640.12	253,336.31
23	03/01/2015	20,000.00	1,266.68	18,733.32	234,602.99
24	04/01/2015	20,000.00	1,173.01	18,826.99	215,776.00
25	05/01/2015	20,000.00	1,078.88	18,921.12	196,854.88
26	06/01/2015	20,000.00	984.27	19,015.73	177,839.15
27	07/01/2015	20,000.00	889.20	19,110.80	158,728.35
28	08/01/2015	20,000.00	793.64	19,206.36	139,521.99
29	09/01/2015	20,000.00	697.61	19,302.39	120,219.60
30	10/01/2015	20,000.00	601.10	19,398.90	100,820.70
31	11/01/2015	20,000.00	504.10	19,495.90	81,324.80
32	12/01/2015	20,000.00	406.62	19,593.38	61,731.42
2015 Totals		240,000.00	11,207.61	228,792.39

33	01/01/2016	62,040.08	308.66	61,731.42	0.00
2016 Totals		62,040.08	308.66	61,731.42

Grand Totals		702,040.08	59,349.37	642,690.71

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